EXHIBIT 5.1

[Letterhead of Sullivan & Cromwell LLP]

August 25, 2023
Vector Group Ltd.,
    4400 Biscayne Boulevard,
        Miami, Florida 33137.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of 3,972,538 shares of common stock, par value $0.01 per share, of Vector Group Ltd., a Delaware corporation (the “Company”), issuable under the Vector Group Ltd. 2023 Management Incentive Plan (the “2023 MIP” and, such shares issuable under the 2023 MIP, the “Securities”), which were authorized to be issued under the Vector Group Ltd. Amended and Restated 2014 Management Incentive Plan (the “2014 MIP”) that were not issued or subject to oustanding awards granted under the 2014 MIP, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that when the Post-Effective Amendment (the “Post-Effective Amendment”) to Registration Statement No. 333-196274 on Form S-8 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the issuance of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the 2023 MIP, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the 2023 MIP, the Securities will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Vector Group Ltd.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP